Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

UNITED INDUSTRIES ANNOUNCES SECOND QUARTER OPERATING RESULTS

ST. LOUIS, August 6, 2004 – United Industries Corporation (the Company) announced operating results for the second quarter and six months ended June 30, 2004.  The Company is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in North America and, with its recent acquisition of United Pet Group (UPG), is a leading supplier of quality products to the pet supply industry in the United States.

Bob Caulk, Chairman and CEO, stated, “We have transformed our business in 2004 by expanding our Company’s reach into new geographies and product categories.  Fundamentally, the acquisitions of Nu-Gro in April and UPG in July make us a stronger business with more diverse product lines and a larger customer base, while at the same time decreases our seasonality and weather dependence.  While our growth for the quarter and the six months ended June 30, 2004 is largely acquisition related, our domestic household business is performing very well.  Year-to-date through June, our U.S. household business has seen mid-teen percentage growth over 2003.  As a result of a listing decision made last fall by one of our largest customers, we knew our domestic lawn and garden business was in for a tough year.  This resulted in our domestic lawn and garden business being down about one percent year-to-date versus 2003.  However, it is up nearly eight percent year-to-date versus 2003 factoring out the de-listing.  While the top-line strength of our household business has led the Company to overall organic growth in net sales through June year-to-date, the impact of higher commodity, energy and transportation costs caused our organic EBITDA to decline about 4% for the same period.  Given where we are in our season, we believe this will be about the level of organic EBITDA decline for the full year as well.  However, with our acquisitions, we expect pro forma full year net sales of approximately $965 million to $970 million and pro forma full year EBITDA of approximately $145 million to $150 million.”

Comparing total results for the three months ended June 30, 2004 with the three months ended June 30, 2003, the Company’s net sales increased 16.4% to $239.8 million in 2004 from $206.0 million in 2003.  Operating income decreased 22.8% to $34.2 million in 2004 from $44.3 million in 2003, and net income decreased 19.2% to $17.3 million in 2004 from $21.4 million in 2003.  The decrease was due primarily to noncash amortization expense resulting from the acquisition of Nu-Gro and increased commodity, energy and transportation costs described above.  The noncash items include additional amortization expense in cost of goods sold of $5.2 million, related to the write-up of inventory to estimated fair value, and additional amortization expense in selling, general and administrative expenses of $1.6 million, primarily related to the write-up of intangible assets to estimated fair value.  Comparing total results for the six months ended June 30, 2004 with the six months ended June 30, 2003, the Company’s net sales increased 9.8% to $422.5 million in 2004 from $384.8 million in 2003.  Operating income decreased 13.0% to $63.5 million in 2004 from $73.0 million in 2003 and net income decreased 8.3% to $29.7 million in 2004 from $32.4 million in 2003.

From a liquidity perspective, second quarter 2004 earnings before interest, income taxes, depreciation and amortization, or EBITDA, declined 9.4% to $43.5 million in 2004 compared to $48.0 million in 2003.  For the six months ended June 30, 2004, EBITDA declined 2.8% to $79.0 million in 2004 compared to $81.3 million in 2003.  EBITDA information has been included as certain of the Company’s lending institutions, investors and securities analysts consider it a useful analytical tool for measuring historical liquidity and the ability to fund operations and meet financial obligations.  EBITDA is also used to determine the Company’s compliance with certain covenants of its senior credit facility.  EBITDA is not defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measures reported by other companies.  In addition, EBITDA does not represent cash flows from operating activities as defined by GAAP, nor does management recommend that it be used as an alternative to, or superior measure of, operating income as an indicator of operating performance or cash flow as a measure of liquidity or the ability to meet financial obligations.  A reconciliation of EBITDA to GAAP measures and other detailed financial information is included in the attached addendum.

About United Industries Corporation

United Industries Corporation is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and household insect control markets in North America and a leading supplier of quality products to the pet supply industry in the United States.  Through Spectrum Brands (www.spectrumbrands.com), the Company’s consumer lawn and garden brands include Spectracide®, Spectracide Triazicide®, Spectracide Terminate®, Garden Safe® and Real-Kill® in the controls category as well as Sta-Green®, Vigoro®, Schultz™, Peters®, Bandini® and Best® brands in the lawn and garden fertilizer and organic growing media categories.  Spectrum Brands also produces consumer household insecticide and insect repellent brands, which include Hot Shot®, Cutter® and Repel®.  Founded in 1969, United Industries Corporation is headquartered in St. Louis, Missouri.

Through Nu-Gro (www.nu-gro.com), the Company’s consumer lawn and garden brands include CIL®, Wilson®, Vigoro®, Pickseed®, So-Green®, Plant-Prod®, Greenleaf® and Green Earth® in the Canadian market.  Nu-Gro also produces and distributes controlled release nitrogen and other fertilizer technologies under the names IB Nitrogen®, Nitroform®, Nutralene®, Organiform® and S.C.U.® to the consumer, professional and golf industries worldwide.

Through UPG (www.unitedpetgroup.com), the Company manufactures and markets premium pet supplies products for dogs, cats, fish, birds and small animals.  UPG markets the broadest line in the industry, including integrated aquarium kits, stand-alone tanks, filters and filter media, sea salt, and other aquarium supplies and accessories, as well as a variety of pet treats and supplies.  UPG’s aquatics brands, which include Marineland®, Perfecto®, and Instant Ocean®, are leading brands in their market segments.  UPG’s pet supply brands include Eight in One®, Nature’s Miracle®, Dingo®, Lazy Pet®, St. Aubrey®, Wild Harvest® and One Earth™.  Since 1997, UPG has acquired eight companies in the pet supplies industry.

(Bloomberg Symbol: 14496Z)

Certain statements in this press release regarding the Company’s business, with the exception of historical facts, may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21G of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties, many of which are beyond the Company’s control.  When, and if, used herein, the words “will,” “should,” “believe,” “plan,” “preliminary,” “may,” “strategies,” “goals,” “anticipate,” “indicate,” “intend,” “determine,” “estimate,” “expect,” “project” and similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  All forward-looking statements apply only as of the date they are disclosed and are based on the Company’s expectations at that time.  Actual results could differ materially from these statements as a result of weather conditions, retailer line item reviews, the loss of customers or product listings, changes in external competitive market factors, unanticipated changes in the financial performance of the Company, its customers, its industry or the economy in general, unexpected accounting charges, public perception regarding the safety of its products, as well as various other factors described in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company does not undertake any obligation to update or revise publicly any forward-looking statements made by the Company or on its behalf, whether as a result of new information, future events or otherwise. Although the Company believes that its plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.

Media Contact:	Daniel J. Johnston
United Industries Corporation
(314) 427-0780
ir@spectrumbrands.com

# # #

United Industries Corporation and Subsidiaries

Unaudited Consolidated Statements of Operations(1)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net sales	$239,835	$206,003	$422,538	$384,815
Operating costs and expenses:
Cost of goods sold(2)	155,857	123,797	269,265	232,552
Selling, general and administrative expenses	49,784	37,905	89,765	79,304
Total operating costs and expenses	205,641	161,702	359,030	311,856
Operating income	34,194	44,301	63,508	72,959
Interest expense, net	11,822	9,817	21,157	19,020
Income before income tax expense	22,372	34,484	42,351	53,939
Income tax expense	5,039	13,123	12,631	21,525
Net income	$17,333	$21,361	$29,720	$32,414

(1)  The consolidated operating results for the three months and six months ended June 30, 2004 include the operating results of The Nu-Gro Corporation and its subsidiaries from April 30, 2004, the date of acquisition.

(2)  Cost of goods sold for the three and six months ended June 30, 2004 includes $5.2 million of amortization related to the write-up of inventory acquired in the acquisition of Nu-Gro to fair value, as required under purchase accounting.

Addendum to United Industries Corporation Earnings Release
Three and Six Months Ended June 30, 2004

United Industries Corporation and Subsidiaries

Unaudited Other Consolidated Financial Data

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
EBITDA(1):
Net income	$17,333	$21,361	$29,720	$32,414
Interest expense, net	11,822	9,817	21,157	19,020
Income tax expense	5,039	13,123	12,631	21,525
Depreciation and amortization	9,259	3,674	15,498	8,336
EBITDA(1)	$43,453	$47,975	$79,006	$81,295

Reconciliation of EBITDA(1) to operating income:
EBITDA(1)	$43,453	$47,975	$79,006	$81,295
Depreciation and amortization	(9,259)	(3,674)	(15,498)	(8,336)
Operating income	$34,194	$44,301	$63,508	$72,959

(1) EBITDA represents income before net interest expense, income tax expense, depreciation and amortization. EBITDA information has been included as certain of our lending institutions, investors and securities analysts consider it a useful analytical tool for measuring historical liquidity and ability to fund operations and meet financial obligations. EBITDA is also used to determine our compliance with certain covenants of our senior credit facility. However, EBITDA is not defined by accounting principles generally accepted in the United States (GAAP), and may not be comparable to similarly titled measures reported by other companies. In addition, EBITDA does not represent cash flows from operating activities as defined by GAAP, nor does management recommend that it be used as an alternative to, or superior measure of, operating income as an indicator of our operating performance or cash flow as a measure of liquidity or ability to meet our financial obligations. We have provided a reconciliation of EBITDA to operating income since we believe it to be the most directly comparable measure under GAAP.

United Industries Corporation and Subsidiaries

Unaudited Consolidated Balance Sheets

(Dollars in thousands)

	June 30,
	2004	2003
ASSETS

Current assets:
Cash and cash equivalents	$8,502	$10,823
Accounts receivable, net	161,192	126,026
Inventories	126,707	77,703
Prepaid expenses and other current assets	15,323	8,470
Total current assets	311,724	223,022

Equipment and leasehold improvements, net	69,251	32,878
Deferred tax asset	123,894	84,953
Goodwill	68,810	8,839
Intangible assets, net	153,271	87,038
Other assets, net	14,536	11,863
Total assets	$741,486	$448,593

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Current maturities of long-term debt and capital lease obligations	$4,151	$1,434
Accounts payable	57,754	41,092
Accrued expenses	54,923	56,984
Total current liabilities	116,828	99,510

Long-term debt, net of current maturities	613,591	408,071
Capital lease obligations, net of current maturities	3,324	3,483
Other liabilities	4,055	3,231
Total liabilities	737,798	514,295

Stockholders’ equity (deficit)	3,688	(65,702)
Total liabilities and stockholders’ equity (deficit)	$741,486	$448,593

United Industries Corporation and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations (1)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net sales	$265,124	$269,452	$489,772	$496,484
Operating costs and expenses:
Cost of goods sold	170,332	171,593	315,526	316,609
Selling, general and administrative expenses	52,679	47,310	100,018	96,756
Total operating costs and expenses	223,011	218,903	415,544	413,365
Operating income	42,113	50,549	74,228	83,119
Interest expense, net	12,069	9,542	22,030	18,500
Income before income tax expense	30,044	41,007	52,198	64,619
Income tax expense	5,930	15,542	14,325	25,482
Net income	$24,114	$25,465	$37,873	$39,137

(1) Pro forma results for each of the periods presented above reflect the acquisition of The Nu-Gro Corporation as if the transaction had closed on January 1, 2003. In addition, the pro forma results include adjustments for additional interest, amortization of intangible assets and income tax expense that would have been recorded if the transaction had closed on such date. The pro forma results also reflect the exclusion of $5.2 million of amortization related to the write-up of inventory through cost of goods sold for the three and six months ended June 30, 2004, as required under purchase accounting. The unaudited pro forma financial information included herein is presented for informational purposes only and does not purport to be indicative of the consolidated results of operations that would have actually been achieved had these transactions, in fact, been completed as of January 1, 2003 or which may be obtained in the future. See page 1 of this addendum to earnings release for actual operating resu

United Industries Corporation and Subsidiaries

Unaudited Pro Forma Other Consolidated Financial Data(1)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Pro Forma EBITDA:
Net income	$24,114	$25,465	$37,873	$39,137
Interest expense, net	12,069	9,542	22,030	18,500
Income tax expense	5,930	15,542	14,325	25,482
Depreciation and amortization	10,327	6,845	19,784	14,666
Pro Forma EBITDA	$52,440	$57,394	$94,012	$97,785

(1) Refer to footnote (1) on page 4 and footnote (1) on page 2 of this addendum to earnings release for a description of the nature of the pro forma and EBITDA information presented.